Exhibit 21.1

Subsidiaries of the Company

Strongbridge U.S. Inc. (a Delaware corporation)

Strongbridge Dublin Limited (a private limited company incorporated under the laws of Ireland)

Cortendo AB (publ) (a public limited liability company incorporated under the laws of Sweden)